Exhibit 99.1
Media Contact: Misty Skipper
(904) 366-2949
Investor Contact: David Baggs
(904) 359-4812
CSX REPORTS STRONG SECOND QUARTER 2005 EARNINGS
     JACKSONVILLE, Fla., July 27, 2005 — CSX Corporation (NYSE: CSX) today reported its financial results for the second quarter of 2005.
•	Net earnings were $165 million, or $.73 per share, a 38 percent increase in per-share earnings from the quarter a year ago. The 2005 results included after-tax debt repurchase expenses of $123 million, or $.54 per share, partially offset by a state income tax benefit of $71 million, or $.31 per share, for a net decrease of $.23 per share in the quarter.
•	Surface Transportation revenue increased more than 8 percent to $2.2 billion, producing the 13th consecutive quarter of year-over-year growth.
•	Surface Transportation produced record operating income of $422 million, an increase of $142 million over last year’s quarter.
     “This was our sixth consecutive quarter of core earnings growth,” said Michael J. Ward, CSX Corporation chairman, president and chief executive officer. “It was also the second consecutive quarter of record operating income in Surface Transportation, reflecting overall strength in our markets and an increased focus on productivity.
     “In the foreseeable future, we expect a continuation of favorable economic conditions, industry growth and a strong pricing environment. At the same time, CSX is taking the necessary steps to improve service for our customers and drive long-term growth for our shareholders.”
     Surface Transportation revenue was $2.2 billion, increasing $169 million from the same quarter last year. This improvement was led by strength in the coal and merchandise markets, which produced 22 percent and 7 percent year-over-year revenue gains, respectively. Revenue also included $17 million from a rate case settlement.
     Surface Transportation operating income of $422 million compares to $280 million in the second quarter of 2004, a period that included a $15 million management restructuring charge. On a comparable basis, Surface Transportation operating income increased by $127 million, up 43 percent.

     Also in the quarter, CSX repurchased $1 billion of its debt, which strengthened the company’s balance sheet, reduced its interest expense going forward, and improved its credit profile. This resulted in a $123 million after-tax expense, primarily reflecting the increase in current market value of the repurchased debt above the original issue value.
     The State of Ohio enacted legislation to repeal its Corporate Franchise Tax, which was based on federal taxable income. This resulted in an income tax benefit of $71 million in the quarter. In addition, other income was up $25 million versus the prior year due to higher real estate sales and interest income.
     CSX’s detailed financial information is contained in its Quarterly Flash document, which will be posted on www.csx.com, and filed on Form 8-K with the Securities and Exchange Commission.
     CSX executives will provide additional perspective on the company and future opportunities at its previously announced Investors and Financial Analysts Conference at the New York Stock Exchange on August 11, 2005. For more information on this event, visit www.csx.com. and click on “Investors”.
     CSX Corporation, based in Jacksonville, Fla., owns companies providing rail, intermodal and rail-to-truck transload services that are among the nation’s leading transportation companies, connecting 70 river, ocean and lake ports, as well as more than 230 shortline railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 22,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal Inc. is a stand-alone integrated intermodal company serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, www.csx.com.
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     This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.
     Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.